Exhibit 10.19

LOAN AND SECURITY AGREEMENT

between

HURON CONSULTING GROUP LLC

and

LASALLE BANK NATIONAL ASSOCIATION

Dated January 31, 2003

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7.8	Litigation and Taxes	21
7.9	Event of Default	22
7.10	ERISA Obligations	22
7.11	Lending Relationship	22
7.12	Business Loan	22
7.13	Compliance with Regulation U	22
7.14	Governmental Regulation	22
7.15	Bank Accounts	23
7.16	Place of Business	23
7.17	Complete Information	23

8. NEGATIVE COVENANTS		23
8.1	Indebtedness	23
8.2	Encumbrances	24
8.3	Investments	24
8.4	Transfer; Merger	25
8.5	Issuance of Membership Interests	25
8.6	Distributions	25
8.7	Use of Proceeds	26
8.8	Bank Accounts	26
8.9	Change of Legal Status or Location	26
8.10	Compensation	26
8.11	Collateral	26

9. AFFIRMATIVE COVENANTS		26
9.1	Compliance with Bank Regulatory Requirements	26
9.2	Borrower Existence	27
9.3	Maintain Property	27
9.4	Maintain Insurance	27
9.5	Tax Liabilities	28
9.6	ERISA Liabilities; Employee Plans	28
9.7	Financial Statements	28
9.8	Supplemental Financial Statements	29
9.9	Borrowing Base Certificate	29
9.10	Budget	29
9.11	Aged Accounts Schedule	30
9.12	Field Audits	30
9.13	Other Reports	30
9.14	Collateral Records	30
9.15	Notice of Proceedings	30
9.16	Notice of Default	30
9.17	Banking Relationship	30
9.18	Environmental Matters	30

10. FINANCIAL COVENANTS		31
10.1	Capital	31
10.2	Capital Expenditures	31

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11. EVENTS OF DEFAULT		31
11.1	Nonpayment of Obligations	31
11.2	Misrepresentation	31
11.3	Nonperformance	31
11.4	Default under Other Agreements	31
11.5	Assignment for Creditors	32
11.6	Bankruptcy	32
11.7	Judgments	32
11.8	Change in Control	32
11.9	Collateral Impairment	32
11.10	Material Adverse Event	32
11.11	Material Adverse Change	32

12. REMEDIES		32
12.1	Possession and Assembly of Collateral	33
12.2	Sale of Collateral	33
12.3	Standards for Exercising Remedies	33
12.4	UCC and Offset Rights	34
12.5	Additional Remedies	34
12.6	Attorney-in-Fact	36
12.7	No Marshaling	36
12.8	Application of Proceeds	36
12.9	No Waiver	37

13. MISCELLANEOUS		37
13.1	Obligations Absolute	37
13.2	Entire Agreement	37
13.3	Amendments; Waivers	38
13.4	Waiver of Jury Trial	38
13.5	Litigation	38
13.6	Assignability	38
13.7	Confidentiality	39
13.8	Binding Effect	39
13.9	Governing Law	39
13.10	Enforceability	39
13.11	Survival of Borrower Representations	39
13.12	Extensions of Facility and Note	39
13.13	Time of Essence	40
13.14	Counterparts	40
13.15	Facsimile Signatures	40
13.16	Notices	40
13.17	Indemnification	41
Signature Page		42

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LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (the “Agreement”) dated as of January 31, 2003, is executed by and between HURON CONSULTING GROUP LLC, a Delaware limited liability company (the “Borrower”), whose address is 550 W. Van Buren Street, Chicago, Illinois 60607, and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”), whose address is 135 South LaSalle Street, Chicago, Illinois 60603.

In consideration of the mutual agreements hereinafter set forth, the Borrower and the Bank hereby agree as follows:

1. DEFINITIONS.

1.1 Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

“Borrowing Base Amount” shall mean the lesser of (i) an amount equal to seventy-five (75%) of the net amount of the Eligible Accounts, or (ii) Five Million and 00/100 Dollars ($5,000,000.00).

“Borrowing Base Certificate” shall have the meaning set forth in Section 3.1 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

“Capital Expenditures” shall mean expenditures (including Capital Lease obligations which should be capitalized under GAAP) for the acquisition of fixed assets which are required to be capitalized under GAAP.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such Statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the balance sheet of the Borrower prepared in accordance with GAAP.

“Change in Control” shall have the meaning set forth in Section 11 hereof.

“Collateral” shall have the meaning set forth in Section 6.1.

“Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of the Borrower and all such obligations and liabilities of the Borrower incurred pursuant to any agreement, undertaking or arrangement by which the Borrower: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation: (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Default Rate” shall mean a per annum rate of interest equal to the Prime Rate plus two percent (2%) per annum.

“Eligible Accounts” shall mean those Accounts of the Borrower which:

(a) are genuine in all respects and have arisen in the ordinary course of the Borrower’s business from (i) the performance of services by the Borrower, which services have been fully performed or (ii) the sale or lease of Goods by the Borrower, including C.O.D. sales, which Goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to and accepted by the Account Debtor, and the Borrower has possession of, or has delivered to the Bank at the Bank’s request, shipping and delivery receipts evidencing such shipment;

(b) are evidenced by an invoice delivered to the Account Debtor thereunder and are not more than ninety (90) days outstanding past the invoice date;

(c) do not arise from a “sale on approval” or a “sale or return”;

(d) are not due from an Account Debtor which is a Subsidiary or a director, officer, employee, agent, parent or affiliate of the Borrower;

(e) do not arise in connection with a sale to an Account Debtor who (i) is not a resident or citizen of or (ii) is not located within the United States of America;

(f) do not arise in connection with a sale to an Account Debtor who is located within a state which requires the Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (i) receive a certificate of authority to do business and be in good standing in such state or (ii) file a notice of business activities or similar report with such state’s taxing authority, unless (A) the Borrower has taken one of the actions described in clauses (i) or (ii), (B) the failure to take one of the actions described in either clause (i) or (ii) may be cured retroactively by the Borrower at its election, or (C) the Borrower has proven to the satisfaction of the Bank that it is exempt from any such requirements under such state’s laws;

(g) do not arise out of a contract or order which, by its terms, forbids or makes void or unenforceable the assignment by the Borrower to the Bank of the Account arising with respect thereto and are not unassignable to the Bank for any other reason;

(h) are the valid, legally enforceable and unconditional obligation of the Account Debtor, are not the subject of any setoff, counterclaim, credit, allowance or adjustment by the Account Debtor, or of any claim by the Account Debtor denying liability thereunder in whole or in part, and the Account Debtor has not refused to accept and/or has not returned or offered to return any of the Goods or services which are the subject of such Account;

(i) are not subject to any Lien whatsoever, other than the Lien of the Bank; and

(j) no proceedings or actions are pending against the Account Debtor which would be reasonably likely to result in any material adverse change in its ability to pay such Account in full.

An Account which is an Eligible Account shall cease to be an Eligible Account whenever it ceases to meet any one of the foregoing requirements.

If invoices representing twenty-five percent (25%) or more of the unpaid net amount of all Accounts from any one Account Debtor are unpaid more than ninety (90) days after the invoice date of such invoices, then all Accounts relating to such Account Debtor shall cease to be Eligible Accounts.

“Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Borrower described from time to time in the financial statements of the Borrower and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the

Borrower or to which the Borrower is a party or may have any liability or by which the Borrower is bound.

“Environmental Laws” shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to the Borrower’s business or facilities owned or operated by the Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes in the environment (including, without limitation, ambient air, surface water, land surface or subsurface strata) or otherwise relating to the generation. manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events or conditions set forth in Section 11 hereof.

“GAAP” shall mean generally accepted accounting principles, using the accrual basis of accounting and consistently applied with prior periods, provided, however, that GAAP with respect to any interim financial statements or reports shall be deemed subject to fiscal year-end adjustments and footnotes made in accordance with GAAP.

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials or wastes that are or become regulated under any Environmental Law (including without limitation, any that are or become classified as hazardous or toxic under any Environmental Law).

“Indebtedness” shall mean at any time (a) all Liabilities of the Borrower, (b) all Capital Lease obligations of the Borrower, (c) all other debt, secured or unsecured, created, issued, incurred or assumed by the Borrower for money borrowed or for the deferred purchase price of any fixed or capital asset, (d) indebtedness secured by any Lien existing on property owned by the Borrower whether or not the Indebtedness secured thereby has been assumed, and (e) all Contingent Liabilities of the Borrower whether or not reflected on its balance sheet.

“Indemnified Party” and “Indemnified Parties” shall mean, respectively, each of the Bank and any parent corporations, affiliated corporations or subsidiaries of the Bank, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

“Interest Period” shall mean, with regard to any LIBOR Loan, successive one, two, three or six month periods as selected from time to time by the Borrower by notice given to the Bank not less than two Business Days prior to the first day of each respective Interest Period; provided, however, that: (i) each such Interest Period occurring after the initial Interest Period of any LIBOR Loan shall commence on the day on which the preceding Interest Period for such LIBOR Loan expires, (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the immediately preceding Business Day; (iii) whenever the first day of any Interest Period occurs on a day of a month for which there is no numerically corresponding day in the calendar month in which such Interest Period terminates, such Interest Period shall end on the last Business Day of such calendar month; and (iv) the final Interest Period must be such that its expiration occurs on or before the Revolving Loan Maturity Date.

“Letter of Credit” and “Letters of Credit” shall mean, respectively, a letter of credit and all such letters of credit issued by the Bank, in its sole discretion, upon the execution and delivery by the Borrower and the acceptance by the Bank of a Master Letter of Credit Agreement and an application for Letter of Credit, as set forth in Section 2.4 of this Agreement.

“Letter of Credit Obligations” shall mean, at any time, an amount equal to the aggregate of the original face amounts of all Letters of Credit minus the sum of (i) the amount of any reductions in the original face amount of any Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit for which the Borrower has reimbursed the Bank, (iii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit which have been converted to a Revolving Loan as set forth in Section 2.4, and (iv) the portion of any issued but expired Letter of Credit which has not been drawn by the beneficiary thereunder. For purposes of determining the outstanding Letter of Credit Obligations at any time, the Bank’s acceptance of a draft drawn on the Bank pursuant to a Letter of Credit shall constitute a draw on the applicable Letter of Credit at the time of such acceptance rather than at the time that the request for such draw is received by the Bank.

“Liabilities” shall mean at all times all liabilities of the Borrower that would be shown as such on a balance sheet of the Borrower prepared in accordance with GAAP.

“LIBOR” shall mean a rate of interest equal to the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered generally to the Bank (rounded upward if necessary, to the nearest 1/100 of 1.00%) in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of each Interest Period less the maximum reserve percentages for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency liabilities, or as LIBOR is otherwise determined by the Bank in its sole and absolute discretion, such rate to remain fixed for such Interest Period. The Bank’s determination of LIBOR shall be conclusive, absent manifest error.

“LIBOR Loan” or “LIBOR Loans” shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Revolving Loans that will bear interest at the LIBOR Rate, of which at any time and from time to time, the Borrower may identify no more than five (5) advances of the Revolving Loans which are outstanding at any time which will bear interest at the LIBOR Rate, of which each particular LIBOR Loan must be in the amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or a higher integral multiple of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

“LIBOR Rate” shall mean a per annum rate of interest equal to LIBOR for the relevant Interest Period (rounded upward if necessary, to the nearest 1/100 of 1.00%) plus two and three-quarters percent (2.75%), which LIBOR Rate shall remain fixed during such Interest Period.

“Lien” shall mean any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, a Capital Lease on the balance sheet of the Borrower prepared in accordance with GAAP.

“Loans” shall mean, collectively, all Revolving Loans (whether Prime Loans or LIBOR Loans) made by the Bank to the Borrower and all Letter of Credit Obligations, under and pursuant to this Agreement.

“Loan Documents” shall have the meaning set forth in Section 3.1.

“Mandatory Prepayment” shall mean any payment required to be made pursuant to Section 2.1(c)(i).

“Material Adverse Change” shall mean the occurrence of any event which, in the Bank’s good faith opinion, would have a material adverse change in the financial condition of the Borrower.

“Material Adverse Event” shall mean the occurrence of any adverse event which, in the Bank’s good faith opinion, would have a material adverse effect on the business of the Borrower.

“Maximum Letter of Credit Obligation” shall mean the lesser of (a) the Revolving Loan Amount less the aggregate amount of all Revolving Loans outstanding at any time, or (b) the Borrowing Base Amount less the aggregate amount of all Revolving Loans outstanding at any time.

“Note” shall mean the Revolving Note.

“Obligations” shall mean the Loans, as evidenced by the Note, all interest accrued thereon, any fees due the Bank hereunder, any expenses incurred by the Bank hereunder and any and all other liabilities and obligations of the Borrower (and of any partnership in which the Borrower is or may be a partner) to the Bank, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, direct or indirect, absolute or contingent, and whether several, joint or joint and several.

“Permanent Equity Capital” shall mean the sum of paid in capital and net income less any distributions.

“Permitted Liens” means any of the Liens or encumbrances set forth in Section 8.2.

“Person” shall mean any individual, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Prime Loan” or “Prime Loans” shall mean that portion, and collectively, those portions of the aggregate outstanding principal balance of the Revolving Loans that will bear interest at the Prime Rate per annum.

“Prime Rate” shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently announced by the Bank as its Prime Rate, which is not intended to be the Bank’s lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by the Bank. The Bank shall not be obligated to give notice of any change in the Prime Rate.

“Regulatory Change” shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office.

“Revolving Interest Rate” shall mean (a) the Prime Rate, and/or (b) the LIBOR Rate, at the Borrower’s election, from time to time, in accordance with the terms hereof.

“Revolving Loan” and “Revolving Loans” shall mean, respectively, each direct advance and the aggregate of all such direct advances, from time to time in the form of either Prime Loans and/or LIBOR Loans, made by the Bank to the Borrower under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

“Revolving Loan Amount” shall mean Five Million and 00/100 Dollars ($5,000,000.00).

“Revolving Loan Availability” shall mean at any time, the lesser of (a) the Revolving Loan Amount less the Letter of Credit Obligations, or (b) the Borrowing Base Amount less the Letter of Credit Obligations.

“Revolving Note” shall have the meaning set forth in Section 4.1 hereof.

“Revolving Loan Maturity Date” shall mean January 31, 2004, unless extended by the Bank pursuant to any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Revolving Note.

“Subsidiary” and “Subsidiaries” shall mean, respectively, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships or other entities of which or in which the Borrower owns directly or indirectly fifty percent (50.00%) or more of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such entity if a corporation, (b) the management authority and capital interest or profits interest of such entity, if a partnership, limited partnership, limited liability company, limited liability partnership, joint venture or similar entity, or (iii) the beneficial interest of such entity, if a trust, association or other unincorporated organization.

“UCC” shall mean the Uniform Commercial Code in effect in Delaware from time to time.

1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Bank pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of the Borrower on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Bank hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower’s accountants.

1.3 Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, as amended from time to time, to the extent the same are used or defined therein.

1.4 Other Definitional Provisions; Construction. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Borrower” shall be so construed. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section, Subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. An Event of Default shall “continue” or be “continuing” until such Event of Default has been cured or waived in accordance with Section 13.3 hereof. References in this Agreement to any party shall include such party’s successors and permitted assigns. References to any “Section” shall be a reference to such Section of this Agreement unless otherwise stated. To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Loan Agreement, the provisions of this Loan Agreement shall govern.

2. LOANS.

2.1 Revolving Loans.

(a) Revolving Loan Facility. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make such Revolving Loans at such times as the Borrower may from time to time request until, but not including, the Revolving Loan Maturity Date, and in such amounts as the Borrower may from time to time request, provided, however, that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Revolving Loan Availability. Revolving Loans made by the Bank may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Revolving Loan Maturity Date unless the Revolving Loans are otherwise terminated or extended as provided in this Agreement. The Revolving Loans shall be used by the Borrower for the purpose of working capital and other general corporate purposes.

(b) Revolving Loan Interest and Payments. Except as otherwise provided in this Section 2.1(b), the principal amount of the Revolving Loans outstanding from time to time shall bear interest at the Revolving Interest Rate. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are Prime Loans, shall be due and payable quarterly, in arrears, commencing on April 30, 2003 and continuing on the last calendar day of each quarter thereafter, and on the Revolving Loan Maturity Date. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are LIBOR Loans shall be payable on the last Business Day of each Interest Period, commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on the Revolving Loan Maturity Date. Any amount of principal or interest on the Revolving Loans which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate. Borrower shall receive telephonic notice from Bank of the amount of the Revolving Interest Rate.

(c) Revolving Loan Principal Repayments.

(i) Mandatory Principal Prepayments, Overadvances and Mandatory Cleanup/Cleandown Provision. All Revolving Loans hereunder shall be repaid by the Borrower on the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. In the event the aggregate outstanding principal balance of all Revolving Loans and Letter of Credit Obligations hereunder exceed the Revolving Loan Availability, the Borrower shall, without notice or demand of any kind, immediately make such repayments (each a “Mandatory Prepayment”) of the Revolving Loans or take such other actions as shall be necessary to eliminate such excess. Also, if the Borrower chooses not to convert any Revolving Loan which is a LIBOR Loan to a Prime Loan as provided in Section 2.2(b) and Section 2.2(c), then such Revolving Loan shall be immediately due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

In addition to the foregoing, the Borrower shall make a single mandatory prepayment (also referred to herein as a “Mandatory Prepayment”) on any Business Day which is (A) at least thirty (30) days prior to the Revolving Loan Maturity Date and (B) if any of the Revolving Loans are LIBOR Loans, the last Business Day of the then current Interest Period for such LIBOR Loans. Such Mandatory Prepayment shall be in an amount equal to the then aggregate principal amount of all Revolving Loans outstanding. After the date of the Mandatory Prepayment, no Revolving Loan shall be made for a period of thirty (30) days.

(ii) Optional Prepayments. In addition to the Mandatory Prepayment, the Borrower may from time to time prepay the Revolving Loans which are Prime Loans, in whole or in part, without any prepayment penalty whatsoever, subject to the following conditions: (i) each partial prepayment shall be in an amount equal to $10,000.00 or a higher integral multiple of $5,000; and (ii) any prepayment of the entire principal balance of the Prime Loans shall include accrued interest on such Prime Loans to the date of such prepayment and payment in full of all other Obligations (other than the LIBOR Loans), then due and payable.

2.2 Additional LIBOR Loan Provisions.

(a) LIBOR Loan Prepayments. If, for any reason, a LIBOR Loan is paid prior to the last Business Day of any Interest Period, the Borrower agrees to indemnify the Bank against any loss (including any loss on redeployment of the funds repaid), cost or expense incurred by the Bank as a result of such prepayment.

(b) LIBOR Unavailability. If the Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) United States dollar deposits of sufficient amount and maturity for funding any LIBOR Loan are not available to the Bank in the London Interbank Eurodollar market in the ordinary course of business, or (ii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the relevant LIBOR Loan, the Bank shall promptly notify the Borrower thereof and, so long as the foregoing conditions continue, Revolving Loans may not be advanced as a LIBOR Loan thereafter. In addition, at the Borrower’s option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period, or (ii) due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

(c) Regulatory Change. In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the LIBOR Loans, then the Bank shall promptly notify the Borrower and Revolving Loans may not be advanced as a LIBOR Loan thereafter. In addition, at the Borrower’s option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law, or (ii) due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

(d) LIBOR Loan Indemnity. If any Regulatory Change (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrower to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (c) impose on the Bank any other condition regarding such LIBOR Loan or the Bank’s funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to the Bank of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrower shall pay to the Bank, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount.

2.3 Interest and Fee Computation; Collection of Funds. Except as set forth in Section 1.1 of this Agreement regarding the definition of the term “Interest Period,” all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by the Borrower hereunder or under the Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. In no event shall interest on any Libor Loan be payable less frequently than quarterly.

2.4 Letters of Credit. Subject to the terms and conditions of this Agreement and upon the execution by the Borrower and the Bank of a Master Letter of Credit Agreement and, upon the execution and delivery by the Borrower, and the acceptance by the Bank, in its sole and absolute discretion, of an application for letter of credit, the Bank agrees to issue for the account of the Borrower out of the Revolving Loan Availability, such Letters of Credit in the standard form of the Bank and otherwise in form and substance acceptable to the Bank, from time to time during the term of this Agreement, provided that the Letter of Credit Obligations may not at any time exceed the Maximum Letter of Credit Obligation and provided, further, that no Letter of Credit shall have an expiration date later than 365 days after the Revolving Loan Maturity Date. The amount of any payments made by the Bank with respect to draws made by a beneficiary under a Letter of Credit for which the Borrower has failed to reimburse the Bank upon the Bank’s demand for repayment shall be deemed to have been converted to a Revolving Loan as of the date such payment was made by the Bank to such beneficiary. Upon the occurrence of an Event of a Default and at the option of the Bank, all Letter of Credit Obligations shall be converted to Prime Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

3. CONDITIONS OF EFFECTIVENESS AND BORROWING.

3.1 Effectiveness. Notwithstanding any other provision of this Agreement, this Agreement shall not be deemed effective until the date on which all of the following conditions shall have occurred (such date, the “Effective Date”).

3.2 Loan Documents. The Borrower shall have executed and delivered to the Bank all of the following Loan Documents (items (i)-(iv), collectively, the “Loan Documents”), all of which must be satisfactory to the Bank and the Bank’s counsel in form, substance and execution:

(a) Loan Agreement. Two copies of this Agreement duly executed by the Borrower.

(b) Revolving Note. A Revolving Note duly executed by the Borrower, in the form attached hereto as Exhibit “A”.

(c) Borrowing Base Certificate. A Borrowing Base Certificate in the form attached hereto as Exhibit “B” (a “Borrowing Base Certificate”), certified as accurate by the Borrower and acceptable to the Bank in its sole discretion.

(d) Resolutions. Resolutions of the sole member of the Borrower and board of directors of such member authorizing the execution of this Agreement and the other Loan Documents.

(e) Additional Documents. Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Bank shall require.

3.3 Conditions to Funding. Notwithstanding any other provision of this Agreement, the Bank shall not be required to disburse or make all or any portion of a Loan on any date if any of the following conditions shall have occurred and be continuing on such date:

(a) Event of Default. Any Event of Default, or any event which, with notice or lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing.

(b) Representations and Warranties. Any representation or warranty of the Borrower contained herein or in any Loan Document shall be untrue or incorrect as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

3.4 Administrative Fee. The Borrower shall have paid to the Bank a one-time non-refundable administrative fee in the amount of Seventeen Thousand Five Hundred and 00/100 Dollars ($17,500.00) (.35% of the Revolving Loan Amount), payable whether or not the Revolving Loan is funded. In the event of any renewal or extension of the

Revolving Loan, the parties may negotiate additional administrative fees as a. condition to any such renewal or extension.

4. NOTE EVIDENCING LOANS.

4.1 Revolving Note. The Revolving Loans and the Letter of Credit Obligations shall be evidenced by a single Revolving Note (together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefor, the “Revolving Note”) in the form of Exhibit “A” attached hereto, duly executed by the Borrower and payable to the order of the Bank. At the time of the initial disbursement of a Revolving Loan and at each time an additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder and the amount of all Letter of Credit Obligations, (ii) any unpaid interest owing on the Revolving Loans, and (iii) all amounts repaid on the Revolving Loans or the Letter of Credit Obligations. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Revolving Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.

5. MANNER OF BORROWING.

Each Loan shall be made available to the Borrower upon its request, from any Person whose authority to so act has not been revoked by the Borrower in writing previously received by the Bank. Each Revolving Loan may be advanced either as a Prime Loan or a LIBOR Loan, provided, however, that at any time and from time to time, the Borrower may identify no more than five (5) Revolving Loans outstanding at any one time which may be LIBOR Loans. A request for a Prime Loan must be received by no later than 11:00 a.m. Chicago, Illinois time, on the day it is to be funded. A request for a LIBOR Loan must be (i) received by no later than 11:00 a.m. Chicago, Illinois time, two days before the day it is to be funded, and (ii) in an amount equal to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or a higher integral multiple of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00). If, for any reason, the Borrower shall fail to select timely an Interest Period for an existing LIBOR Loan, then such LIBOR Loan shall be immediately converted to a Prime Loan on the last Business Day of the then existing Interest Period, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower. The proceeds of each Prime Loan or LIBOR Loan shall be made available at the office of the Bank by credit to the account of the Borrower or by other means requested by the Borrower and acceptable to the Bank.

Each Letter of Credit shall be issued by the Bank upon the execution of the Bank’s standard Master Letter of Credit Agreement by the Borrower and the Bank, and the execution and delivery by the Borrower and the acceptance by the Bank, in its sole discretion, of the Bank’s standard application for Letter of Credit and the payment by the

Borrower of the Bank’s fees charged in connection therewith. In addition to all other applicable fees, charges and/or interest payable by the Borrower pursuant to the Master Letter of Credit Agreement or otherwise payable in accordance with the Bank’s standard letter of credit fee schedule, all standby Letters of Credit issued under and pursuant to this Agreement shall bear an annual fee equal to two and one-half percent (2.50%) of the undrawn amount of such standby Letter of Credit, payable by the Borrower on or before the issuance of such Letter of Credit by the Bank and annually thereafter on the same date unless and until (i) such Letter of Credit has expired or has been returned to the Bank, or (ii) the Bank has paid the beneficiary thereunder the full face amount of such Letter of Credit.

The Bank is authorized to rely on any written, electronic or telecopy loan requests which the Bank believes in its good faith judgment to emanate from a properly authorized representative of the Borrower, whether or not that is in fact the case. The Borrower does hereby irrevocably confirm, ratify and approve all such advances by the Bank and does hereby indemnify the Bank against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold the Bank harmless with respect thereto.

6. SECURITY FOR THE OBLIGATIONS.

6.1 Security for Obligations. As security for the payment of the Obligations, the Borrower does hereby pledge, assign, transfer and deliver to the Bank and does hereby grant to the Bank a continuing and unconditional security interest in and to any and all property of the Borrower, of any kind or description, tangible or intangible, whether now existing or hereafter arising or acquired, including, but not limited to, the following (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”):

(a) all property of, or for the account of, the Borrower now or hereafter coming into the possession, control or custody of, or in transit to, the Bank or any agent or bailee for the Bank or any parent, affiliate or subsidiary of the Bank in the Loans (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b) the additional property of the Borrower, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions for, and replacements, products and proceeds therefrom, and all of the Borrower’s books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of the Borrower’s right, title and interest in and to all computer software (to the extent the Borrower’s right, title and interest in such software is, by its terms, so assignable) required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i) All Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by the Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, the Borrower, or rejected or refused by an Account Debtor;

(ii) All Inventory including, without limitation, raw materials, work-in-process and finished goods;

(iii) All Goods (other than Inventory), including, without limitation, embedded software, Equipment, vehicles, furniture and Fixtures;

(iv) All Software and computer programs;

(v) All Securities, Investment Property, Financial Assets and Deposit Accounts;

(vi) All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, health care insurance receivables, Supporting Obligations, notes secured by real estate, Commercial Tort Claims and General Intangibles, including Payment Intangibles; and

(vii) All insurance policies and proceeds insuring the foregoing property or any part thereof, including unearned premiums.

6.2 Lockbox Agreement. The Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (the “Lockbox”) designated by, and under the exclusive control of the Bank. Pursuant to that certain Lockbox Mail Collection Service Agreement dated as of May 14, 2002 between the Borrower and the Bank (the “Lockbox Agreement”), the Borrower established the Lockbox and an account (the “Lockbox Account”) in the Borrower’s name with the Bank into which all payments received in the Lockbox shall be deposited, and into which the Borrower will immediately deposit all payments made for services and received by the Borrower in the identical form in which such payments were made, whether by cash or check. If the Borrower, a Subsidiary or any director, officer, employee, agent or the Borrower or any Subsidiary or any other Person acting for or in concert with the Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Accounts or other Collateral, the Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of the Bank and, immediately upon receipt thereof shall remit the same (or cause the same to be remitted) in kind to the Lockbox Account. The Borrower agrees that all payments made to such Lockbox Account or otherwise received by the Bank, whether in respect of the Accounts or as proceeds of other Collateral or otherwise, will be applied on account of the Revolving Loans in accordance with the terms of this Agreement. The Borrower agrees to pay all reasonable fees, costs and expenses which the Bank incurs in connection with opening and maintaining the Lockbox Account and depositing for collection by the Bank any check or other item of payment received by the Bank on account of the Obligations. All of such reasonable fees, costs and expenses shall constitute Obligations hereunder, shall be payable to the Bank by the Borrower upon demand, and, until paid, shall bear interest at the Prime Rate. All checks, drafts, instruments and other items of payment or proceeds of Collateral shall be endorsed by the Borrower to the Bank, and, if that endorsement of any such item shall not be made for any reason, the Bank is hereby irrevocably authorized to endorse the same on the Borrower’s behalf. For the purpose of this paragraph, the Borrower irrevocably hereby makes, constitutes and appoints the Bank (and all Persons designated by the Bank for that purpose) as the Borrower’s true and lawful attorney and agent-in-fact (i) to endorse the Borrower’s name upon said items of payment and/or proceeds of Collateral and upon any Chattel Paper, document, instrument, invoice or similar document or agreement relating to any Account of the Borrower or goods pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof, and (iii) to have access to any lock box or postal box into which any of the Borrower’s mail is deposited, and open and process all mail addressed to the Borrower and deposited therein.

6.3 Possession and Transfer of Collateral. Unless an Event of Default has occurred and is continuing hereunder, the Borrower shall be entitled to possession or use of the Collateral. Except as otherwise expressly permitted hereunder, the Borrower shall not sell, assign (by operation of law or otherwise), license, lease or otherwise dispose of, or grant any option with respect to any of the Collateral, except that the Borrower may sell Inventory in the ordinary course of business.

6.4 Financing Statements. The Borrower shall, at the Bank’s request, at any time and from time to time, execute and deliver to the Bank such financing statements, amendments and other documents and do such acts as the Bank deems necessary in order to establish and maintain valid, attached and perfected first security interests in the Collateral in favor of the Bank, free and clear of all Liens and claims and rights of third parties whatsoever (except as otherwise specifically set forth in Section 8 hereof). The Borrower hereby irrevocably authorizes the Bank at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. The Borrower agrees to furnish any such information to the Bank promptly upon the Bank’s reasonable request. The Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and filed by the Bank in any jurisdiction prior to the date of this Agreement.

6.5 Additional Collateral. The Borrower shall deliver to the Bank immediately upon its demand, such other collateral as the Bank may from time to time request, should the value of the Collateral, in the Bank’s sole and absolute discretion, decline, deteriorate, depreciate or become impaired, and does hereby grant to the Bank a continuing security interest in such other collateral, which, when pledged, assigned and transferred to the Bank shall be and become part of the Collateral. The Bank’s security interests in each of the foregoing Collateral shall be valid, complete and perfected whether or not covered by a specific assignment.

6.6 Preservation of the Collateral. The Bank may, but is not required to, take such action from time to time as the Bank deems appropriate to maintain or protect the Collateral. The Bank shall have exercised reasonable care in the custody and preservation of the Collateral if it takes such action as the Borrower shall reasonably request in writing; provided, however, that such request shall not be inconsistent with the Bank’s status as a secured party, and the failure of the Bank to comply with any such request shall not be deemed a failure to exercise reasonable care. In addition, any failure of the Bank to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrower, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. The Borrower shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrower and the Bank in the Collateral against prior or third parties. Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Borrower represents to, and covenants with, the Bank that the Borrower has made arrangements for keeping informed of changes or potential changes affecting the securities (including, but not limited to, rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Borrower agrees that the Bank shall have no responsibility or liability for informing the Borrower of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

6.7 Other Actions as to any and all Collateral. The Borrower further agrees to take any other action reasonably requested by the Bank to insure the attachment, perfection and first priority of, and the ability of the Bank to enforce, the Bank’s security interest in any and all of the Collateral including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code, to the extent, if any, that the Borrower’s signature thereon is required therefor, (b) causing the Bank’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the bank to enforce, the Bank’s security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Bank to enforce, the Bank’s security interest in such Collateral, (d) obtaining governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other Person obligated on Collateral, .(e) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Bank, and (f) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction.

6.8 Collateral in the Possession of a Warehouseman or Bailee. If any of the Collateral at any time is in the possession of a warehouseman or bailee, the Borrower shall promptly notify the Bank thereof, and if requested by the Bank, shall promptly obtain an acknowledgment from the warehouseman or bailee, in form and substance satisfactory to the Bank, that the warehouseman or bailee holds such Collateral for the benefit of the Bank and shall act upon the instructions of the Bank, without the further consent of the Borrower. The Bank agrees with the Borrower that the Bank shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Borrower with respect to the warehouseman or bailee.

6.9 Letter-of-Credit Rights. If the Borrower at any time is a beneficiary under a letter of credit now or hereafter issued in favor of the Borrower, the Borrower shall promptly notify the Bank thereof and, at the request and option of the Bank, the Borrower shall, pursuant to an agreement in form and substance satisfactory to the Bank, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Bank of the proceeds of any drawing under the letter of credit, or (ii) arrange for the Bank to become the transferee beneficiary of the letter of credit, with the Bank agreeing, in each case, that the proceeds of any drawing under the letter to credit are to be applied as provided in this Agreement.

6.10 Commercial Tort Claims. If the Borrower shall at any time hold or acquire a commercial tort claim, the Borrower shall immediately notify the Bank in writing signed by the Borrower of the details thereof and grant to the Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Bank.

6.11 Electronic Chattel Paper and Transferable Records. If the Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Borrower shall promptly notify the Bank thereof and, at the request of the Bank, shall take such action as the Bank may reasonably request to vest in the Bank control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Bank agrees with the Borrower that the Bank will arrange, pursuant to procedures satisfactory to the Bank and so long as such procedures will not result in the Bank’s loss of control, for the Borrower to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be,

Section 201 of the federal Electronic Signatures in Global and National Commerce Act or §16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Borrower with respect to such electronic chattel paper or transferable record.

7. REPRESENTATIONS AND WARRANTIES.

To induce the Bank to make the Revolving Loans, the Borrower makes the following representations and warranties to the Bank, each of which shall be true and correct as of the date of the execution and delivery of this Agreement, and which shall survive the execution and delivery of this Agreement:

7.1 Borrower Organization and Name. The Borrower is a limited liability company duly organized, existing and in good standing under the laws of the State of Delaware and duly qualified and in good standing under the laws of the State of Illinois, with full and adequate power to carry on and conduct its business as presently conducted. The Borrower’s state issued organizational identification number is 3521607. The Borrower is duly licensed or qualified in all other foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Change on the Borrower. The exact legal name of the Borrower is as set forth in the first paragraph of this Agreement, and the Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name.

7.2 Authorization; Validity. The Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the Loan Documents. The execution and delivery of this Agreement and the Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the Articles of Organization of the Borrower, except where such violation or contravention would not be reasonably likely to have a Material Adverse Change. All necessary and appropriate action has been taken on the part of the Borrower to authorize the execution and delivery of this Agreement and the Loan Documents. This Agreement and the Loan Documents are valid and binding agreements and contracts of the Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

7.3 Compliance With Laws. The nature and transaction of the Borrower’s business and operations and the use of its properties and assets, including, but not limited to, the Collateral or any real estate owned or occupied by the Borrower, do not and during the term of the Loans shall not, violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, the provisions of the Fair Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, except to the extent that such violation or conflict would not be reasonably likely to result in a Material Adverse Change.

7.4 Environmental Laws and Hazardous Substances. (i) The Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off any of the premises of the Borrower (whether or not owned by it), in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder, except where such violation would not reasonably be expected to have a Material Adverse Change, (ii) the operations of the Borrower comply in all material respects with all Environmental Laws and all licenses, permits certificates, approvals and similar authorizations thereunder, (iii) there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person that would reasonably be expected to have a Material Adverse Change, nor is any pending or, to the best of the Borrower’s knowledge, threatened, and (iv) the Borrower has no material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

7.5 Absence of Breach. The execution, delivery and performance of this Agreement, the Loan Documents and any other documents or instruments to be executed and delivered by the Borrower in connection with the Loans shall not: (i) violate any provisions of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority except where such violation would not be reasonably likely to have a Material Adverse Change, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which the Borrower is a party or by which the Borrower or any of its property or assets may be bound.

7.6 Collateral Representations. The Borrower is the sole owner of the Collateral, free from any Lien of any kind, other than the Permitted Liens.

7.7 Financial Statements. All financial statements submitted to the Bank pursuant to Section 9.7 have been prepared in accordance with GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and fairly and accurately reflect the financial condition of the Borrower and the results of the operations for the Borrower as of such date and for the periods indicated. Since the date of the most recent financial statement submitted by the Borrower to the Bank, there has been no Material Adverse Change.

7.8 Litigation and Taxes. There is no litigation, demand, charge, claim,. petition or governmental investigation or proceeding pending, or threatened, against the Borrower, which, if adversely determined, would be reasonably likely to result in any

Material Adverse Change. The Borrower has duly filed all applicable income or other tax returns and has paid all income or other taxes when due except where the failure to file such returns or pay such taxes would not be reasonably likely to have a Material Adverse Change. There is no controversy or objection pending, or, to the Borrower’s knowledge, threatened in respect of any tax returns of the Borrower.

7.9 Event of Default. No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under this Agreement or any of the other Loan Documents.

7.10 ERISA Obligations. All Employee Plans of the Borrower meet the minimum funding standards of Section 302 of ERISA where applicable and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA) has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies. The Borrower has promptly paid and discharged all obligations and liabilities arising under the Employee Retirement Income Security Act of 1974 (“ERISA”) of a character which if unpaid or unperformed would be reasonably likely to result in the imposition of a Lien against any of its properties or assets.

7.11 Lending Relationship. The relationship hereby created with the Bank is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists. The Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans.

7.12 Business Loan. The Loans, including interest rate, fees and charges as contemplated hereby, (i) are business loans within the purview of 815 ILCS 205/4(1)(c), as amended from time to time, (ii) are an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (iii) do not, and when disbursed shall not, violate the provisions of the Illinois usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrower or any property securing the Loans.

7.13 Compliance with Regulation U. No portion of the proceeds of the Loans shall be used by the Borrower, or any affiliates of the Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System.

7.14 Governmental Regulation. The Borrower is not, or after giving effect to any loan, will not be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

7.15 Bank Accounts. The account numbers and locations of all Deposit accounts and other bank accounts of the Borrower and its Subsidiaries are as follows: Account No. 5800413329, Huron Consulting Group LLC Flexible Spending Account; Account No. 5800297276, Huron Consulting Group LLC Operating Account; Account No. 5800413337, Huron Consulting Group LLC Payroll Account;

7.16 Place of Business. The principal place of business of the Borrower is 550 W. Van Buren Street, Chicago, Illinois 60607.

7.17 Complete Information. This Agreement, the financial statements submitted pursuant to Section 9.7, the Schedules attached hereto and the certificates submitted in connection herewith fully and fairly state the matters with which they purport to deal, and neither misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements contained herein or therein not misleading.

8. NEGATIVE COVENANTS.

8.1 Indebtedness. The Borrower shall not, either directly or indirectly, create, assume, incur or have outstanding any Indebtedness (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

(a) the Obligations;

(b) endorsement for collection or deposit of any commercial paper secured in the ordinary course of business;

(c) obligations of the Borrower for taxes, assessments, municipal or other governmental charges;

(d) obligations of the Borrower for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

(e) obligations existing on the date hereof which are disclosed on the financial statements referred to in Section 9.7 (including any extensions, renewals, refundings and refinancings thereof which are on terms no less favorable to the Borrower than the existing terms);

(f) obligations arising under Capital Leases for property acquired (or deemed to be acquired) by the Borrower or claims arising from the use or loss of, or damage to, such property (including any extensions, renewals, refundings and refinancings thereof which are on terms no less favorable to the Borrower than the existing terms); and

(g) Indebtedness for Capital Expenditures in accordance with Section 10.2 hereof (including purchase money indebtedness incurred in connection therewith).

8.2 Encumbrances. The Borrower shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Borrower, whether owned at the date hereof or hereafter acquired except:

(a) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings in such a manner as not to make the property forfeitable;

(b) Liens or charges incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of an advance or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c) Liens arising out of judgments or awards against the Borrower with respect to which it shall concurrently therewith be prosecuting a timely appeal or proceeding for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;

(d) pledges or deposits to secure obligations under worker’s compensation laws or similar legislation;

(e) good faith deposits in connection with lending contracts or leases to which the Borrower is a party;

(f) deposits to secure public or statutory obligations of the Borrower;

(g) Liens existing on the date hereof and disclosed on the financial statements referred to in Section 9.7;

(h) Liens securing obligations permitted under Section 8.1(f) and/or Section 8.1(g); and

(i) Liens granted to the Bank hereunder.

8.3 Investments. The Borrower shall not, either directly or indirectly, make or have outstanding any new investments (whether through purchase of stocks, obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets, business, stock or other evidence of beneficial ownership of any other Person except:

(a) investments in direct obligations of the United States or any instrumentality thereof;

(b) investments in certificates of deposit or time deposits issued by the Bank or any bank with assets greater than One Hundred Million Dollars ($100,000,000.00); or

(c) fully secured repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into the Bank or with any bank meeting the qualifications specified in clause (b) above.

(d) investments in Prime Commercial Paper (for purposes hereof, Prime Commercial Paper shall mean short-term unsecured promissory notes sold by large corporations and rated A-1/P-I by Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and Moody’s Investment Service, Inc.).

(e) reasonable loans and advances by the Borrower to its current and prospective employees in the ordinary course of its business, including, without limitation, payments to current and prospective employees in connection with travel, business entertainment and releases from existing non-compete agreements, provided that such loans and advances shall not exceed an aggregate of Five Hundred Thousand Dollars ($500,000.00) in any calendar year.

8.4 Transfer; Merger. The Borrower shall not, either directly or indirectly, merge, consolidate, sell, transfer, license, lease, encumber or otherwise dispose of all or any part of its property or business or all or any substantial part of its assets, or sell or discount (with or without recourse) any of its Promissory Notes, Chattel Paper, Payment Intangibles or Accounts other than in the ordinary course of its business.

8.5 Issuance of Membership Interests. The Borrower shall not, either directly or indirectly, issue or distribute any additional membership interests or other securities of the Borrower in any manner which would result in the occurrence of an Event of Default under Section 11.8 of this Agreement entitled “Change in Control.”

8.6 Distributions. The Borrower shall not, either directly or indirectly, purchase or redeem any of its membership interests, or declare or pay any dividends, whether in cash or otherwise, or set aside any funds for any such purpose or make any distribution to its members, provided, however, that subject to the limitation set forth in Section 8.10 below and so long as no Event of Default has occurred and is continuing, the Borrower may make the following distributions (so long as any such distributions do not trigger an Event of Default):

(a) The Borrower make quarterly distributions to each of its members in an amount not greater than the quarterly estimated income tax payments required to be made by each such member based upon the income of such member accruing due to the operations of the Borrower and the resulting federal tax liability of such member; and

(b) In addition to those distributions set forth in Section 8.6(a) hereof, the Borrower may make the following annual distributions during any fiscal year:

(1) an amount not to exceed $817,256.41 (accrued monthly in 2003, payable on January 2, 2004); and

(2) 50% of the Borrower’s net income for such year after taking into account the payments made pursuant to Sections 8.6(a) and 8.6(b)(1) of this Agreement.

8.7 Use of Proceeds. Neither the Borrower nor any of its Subsidiaries or affiliates shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of purchasing any securities underwritten by ABN AMRO Incorporated, an affiliate of the Bank.

8.8 Bank Accounts. The Borrower shall not establish any new deposit accounts or other bank accounts, other than bank accounts established at or with the Bank, or amend or terminate the Lockbox or Lockbox Agreement without the prior written consent of the Bank.

8.9 Change of Legal Status or Location. The Borrower shall not change its name, its organizational identification number, if it has one, its type of organization, its jurisdiction of organization or other legal structure or the location of its principal place of business without giving at least thirty days’ prior written notice to the Bank.

8.10 Compensation. The aggregate amount of compensation to the equity members of the Borrower (including but not limited to salaries, bonuses and distributions) during any fiscal quarter of Borrower shall not exceed the amount of the Borrower’s income during such quarter, monitored at the end of each fiscal quarter of Borrower, beginning March 31, 2003.

8.11 Collateral. The Borrower will not remove or permit the Collateral to be removed from its current location without the prior written consent of the Bank, except for inventory sold in the usual and ordinary course of the Borrower’s business.

9. AFFIRMATIVE COVENANTS.

9.1 Compliance with Bank Regulatory Requirements. Upon demand by the Bank, the Borrower shall reimburse the Bank for the Bank’s additional costs and/or reductions in the amount of principal or interest received or receivable by the Bank if at any time after the date of this Agreement any law, treaty or regulation or any change in any law, treaty or regulation or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or the Loans, whether or not having the force of law, shall impose, modify or deem applicable any reserve (except reserve requirements taken into account in calculating the Revolving Interest Rate) and/or special deposit requirement against or in respect of assets held by or deposits in or for the account of the Loans by the Bank or impose on the Bank any other condition with respect to this Agreement or the Loans, the result of which is to either increase the cost to the Bank of making or maintaining the Loans or to reduce the amount of principal or interest received or receivable by the Bank with respect to such Loans. Said additional costs and/or reductions will be those which directly result from the imposition of such requirement or condition on the making or maintaining of such Loans. All Loans shall be deemed to be match funded for the purposes of the Bank’s determination in the previous sentence. Notwithstanding the foregoing, the Borrower shall not be required to pay any such additional costs which could be avoided by the Bank with the exercise of reasonable conduct and diligence.

9.2 Borrower Existence. The Borrower shall at all times preserve and maintain its existence, rights, franchises and privileges, and shall at all times continue as a going concern in the business which the Borrower is presently conducting.

9.3 Maintain Property. The Borrower shall at all times maintain, preserve and keep its plant, properties and Equipment, including, but not limited to, any Collateral, in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained. The Borrower shall permit the Bank to examine and inspect such plant, properties and Equipment, including, but not limited to, any Collateral, at all reasonable times and upon reasonable notice, and without disruption to the Borrower’s business operation.

9.4 Maintain Insurance. The Borrower shall at all times insure and keep insured in insurance companies reasonably acceptable to the Bank, all insurable property owned by it which is of a character typically insured by companies similarly situated and operating like properties, against loss or damage from fire and such other hazards or risks as are customarily insured against by companies similarly situated and operating like properties; and shall similarly insure employers’ public and professional liability risks. Prior to the date of the funding of the Note, the Borrower shall deliver to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained by the Borrower pursuant to this Section 9.4. All such policies of insurance must be satisfactory to the Bank in relation to the amount and term of the Obligations and type and value of the Collateral and assets of the Borrower, shall identify the Bank as lender’s loss payee and as an additional insured. In the event the Borrower either fails to provide the Bank with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Bank, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto, which the Bank deems advisable. This insurance coverage (i) may, but need not, protect the Borrower’s interest in the such property, including, but not limited to the Collateral, and (ii) may not pay any claim made by, or against, the Borrower in connection with such property, including, but not limited to the Collateral. The Borrower may later cancel any such insurance purchased by the Bank, but only after providing the Bank with evidence that the Borrower has obtained the insurance coverage required by this Section. The costs of such insurance obtained by the Bank, through and including the effective date such insurance coverage is canceled or expires, shall be payable on demand by the Borrower to the Bank, together with interest at the Default Rate, on such amounts until repaid and any other charges by the Bank in connection with the placement of such insurance. The costs of such insurance, which may be greater than the cost of insurance which the

Borrower may be able to obtain on its own, together with interest thereon at the Default Rate and any other charges by the Bank in connection with the placement of such insurance, may be added to the total Obligations due and owing.

9.5 Tax Liabilities. The Borrower shall at all times pay and discharge all property and other taxes, assessments and governmental charges upon, and all claims (including claims for labor, materials and supplies) against the Borrower or any of its properties, Equipment or Inventory, before the same shall become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and are insured against or bonded over to the satisfaction of the Bank.

9.6 ERISA Liabilities; Employee Plans. The Borrower shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to the Borrower; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Bank immediately upon receipt by the Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Bank of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

9.7 Financial Statements. The Borrower shall at all times maintain a proper system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Bank or its authorized representatives such information reasonably requested by the Bank regarding the business affairs, operations and financial condition of the Borrower, including, but not limited to:

(a) as soon as available, and in any event, within ninety (90) days after the close of each of its fiscal years, a copy of the annual audited financial statements of the Borrower, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended, statement of changes in and the reconciliation of significant equity accounts of the Borrower, and such other financial information as the Bank reasonably may request, in reasonable detail, prepared and certified by an independent certified public accountant acceptable to the Bank, containing an unqualified opinion (except that for the fiscal year ended December 31, 2002, the Borrower shall have until April 30, 2003 to deliver the foregoing audited financial statements, provided that internally prepared financial statements for such year are delivered by Borrower to Bank by March 31, 2003); and

(b) as soon as available, and in any event, within forty-five (45) days following the end of each fiscal quarter, a copy of the financial statements of the Borrower regarding such fiscal quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal quarter then ended and such other information (including nonfinancial information) as the Bank reasonably may request, in reasonable detail, prepared and certified as accurate by the Borrower; and

(c) The Bank reserves the right to request Borrower to provide, as soon as available, and in any event, within fifteen (15) days following the end of each fiscal month, a copy of the financial statements of the Borrower regarding such fiscal month, including statement of income and budget comparison, and statement of cash flows for the fiscal month then ended and such other information (including nonfinancial information) as the Bank reasonably may request, in reasonable detail, prepared and certified as accurate by the Borrower.

No change with respect to such accounting principles shall be made by the Borrower without giving prior notification to the Bank. The Borrower represents and warrants to the Bank that the financial statements delivered to the Bank at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect in all material respects the financial condition of the Borrower. The Bank shall have the right at all times during business hours upon reasonable notice to the Borrower and without disruption to the Borrower’s business operation to inspect the books and records of the Borrower and make extracts therefrom. The Borrower agrees to advise the Bank immediately of any Material Adverse Change.

9.8 Supplemental Financial Statements. The Borrower shall immediately upon receipt thereof, provide to the Bank copies of interim and supplemental reports if any, submitted to the Borrower by independent accountants in connection with any interim audit or review of the books of the Borrower.

9.9 Borrowing Base Certificate. The Borrower shall, within fifteen (15) days after the end of each month, deliver to the Bank: (i) a Borrowing Base Certificate, certified as accurate by the Borrower’s Chief Financial Officer or other senior executive and acceptable to the Bank in its sole and absolute discretion; and (ii) a summary of revenue, expense and income, certified as accurate by the Borrower’s Chief Financial Officer or other senior executive acceptable to the Bank in its sole and absolute discretion.

9.10 Budget. The Borrower shall provide Bank, within thirty (30) days after the end of each fiscal year, a copy of the Borrower’s operating budget for the succeeding fiscal year.

9.11 Aged Accounts Schedule. The Borrower shall, within fifteen (15) days after the end of each month, deliver to the Bank an aged schedule of the Accounts of the Borrower, listing the name and amount due from each Account Debtor and showing the aggregate amounts due from (a) 0-30 days, (b) 31-60 days, (c) 61-90 days and (d) more than 90 days, and certified as accurate by the Borrower’s Chief Financial Officer or other senior executive.

9.12 Field Audits. The Borrower shall allow the Bank, upon reasonable notice and without disruption to the Borrower’s operation, at the Borrower’s sole expense (not to exceed $2,500.00 each audit), to conduct one annual field examination of the Accounts of the Borrower, the results of which must be satisfactory in all material respects to the Bank in the Bank’s reasonable discretion. The initial audit shall be performed within ninety (90) days after the date of this Agreement. The Bank will have the right to perform additional field audits at the Bank’s discretion and expense, but no more frequently than once each calendar quarter.

9.13 Other Reports. The Borrower shall, within such period of time as the Bank may specify, deliver to the Bank such other schedules and reports as the Bank may reasonably require.

9.14 Collateral Records. Borrower shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate the Bank’s Lien on the Collateral.

9.15 Notice of Proceedings. The Borrower shall, immediately after knowledge thereof shall have come to the attention of any officer of the Borrower, give written notice to the Bank of all pending actions, suits, and proceedings before any court or governmental department, commission, board or other administrative agency that, if adversely determined, would be reasonably likely to have a Material Adverse Change.

9.16 Notice of Default. The Borrower shall, immediately after the commencement thereof, give notice to the Bank in writing of the occurrence of an Event of Default or of any event which, with the lapse of time, the giving of notice or both, would constitute an Event of Default hereunder.

9.17 Banking Relationship. The Borrower covenants and agrees, at all times during the term of this Agreement, to utilize the Bank as its primary bank of account and depository for all financial services, including all receipts, disbursements, cash management and related service.

9.18 Environmental Matters. The Borrower shall immediately notify the Bank upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by the Borrower or the release, spill discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which affects the Borrower or its business, operations or assets or any properties at which the Borrower has transported, stored or disposed of any Hazardous Materials. Without limited the generality of the foregoing, the Borrower shall, following determination by the Bank that there is non-compliance, or any condition which requires any action by or on behalf of the Borrower in order to avoid any non-compliance, with any Environmental Law, at the Borrower’s sole expense, cause an independent environmental engineer acceptable to the Bank to conduct such tests of the relevant site as are appropriate, and prepare an deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

10. FINANCIAL COVENANTS.

10.1 Capital. The Borrower shall at all times maintain Permanent Equity Capital of its members in the amount of Eighteen Million Five Hundred Thousand and no/100 Dollars ($18,500,000.00).

10.2 Capital Expenditures. The Borrower shall not incur expenditures (including Capital Lease obligations) for the acquisition of fixed assets, including, but not limited to machinery, Equipment, land and buildings, in an amount greater than Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) in the aggregate in any one fiscal year.

11. EVENTS OF DEFAULT.

The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).

11.1 Nonpayment of Obligations. The Borrower shall fail to make (a) any payment of principal when due or (b) any payment of interest or fees or other payment when due hereunder which failure shall continue for a period in excess of three Business Days.

11.2 Misrepresentation. Any representation, warranty, certificate or statement in this Agreement, the Loan Documents or any other agreement with the Bank shall be false when made.

11.3 Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement or in any other Loan Documents (other than monetary defaults referred to in Section 11.1 and as otherwise set forth in this Section 11) and such failure to perform or default in performance continues for a period in excess of thirty (30) Business Days, except that a shorter cure period of ten (10) Business Days will be permitted for the delivery of any financial statements, certificates, schedules, reports, borrowing base certificates or other financial related documents required to be delivered by Borrower to Bank.

11.4 Default under Other Agreements. Any default in the payment of principal, interest or any other sum for any other obligation beyond any period of grace provided with respect thereto or in the performance of any other term condition or covenant contained in any agreement (including, but not limited to any capital or operating lease or any agreement in connection with the deferred purchase price of property or any other agreement with Bank) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

11.5 Assignment for Creditors. The Borrower makes an assignment for the benefit of creditors, fails to pay, or admits in writing its inability to pay its debts as they mature; or if a trustee of any substantial part of the assets of the Borrower is applied for or appointed.

11.6 Bankruptcy. Any proceeding involving the Borrower, is commenced by or against the Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government and if such proceeding was commenced against the Borrower, such proceeding is not stayed or lifted within sixty (60) days thereafter.

11.7 Judgments. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against the Borrower which is not fully (subject to any deductibles) covered by insurance, that is reasonably likely to have a Material Adverse Change.

11.8 Change in Control. Any sale, conveyance, assignment or other transfer, directly or indirectly, of any ownership interest of the Borrower, which results in any change in the identity of twenty-five percent (25%) or more of the members of the Borrower or any change in the ownership of twenty-five percent (25%) or more of the membership interests of the Borrower or the grant of a security interest in any ownership interest of any Person, directly or indirectly controlling the Borrower, which could result in either of such changes.

11.9 Collateral Impairment. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien (other than a Permitted Lien) against any of the Collateral and such judgment or other process shall not have been, within thirty (30) days from the entry thereof, (a) bonded over to the satisfaction of the Bank and appealed, (b) vacated, or (c) discharged, or the loss, theft, destruction, seizure or forfeiture.

11.10 Material Adverse Event. The occurrence of any Material Adverse Event.

11.11 Material Adverse Change. The occurrence of any Material Adverse Change.

12. REMEDIES.

Upon the occurrence of an Event of Default, the Bank shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Bank may, at its option upon the occurrence of an Event of Default, declare its commitments to the Borrower to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under either Section 11.6, “Assignment for Creditors”, or Section 11.7, “Bankruptcy”, all commitments of the Bank to the Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Bank. The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Bank’s rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration of the Borrower, of any Collateral, notwithstanding anything, contained herein or in the Loan Documents to the contrary. In addition to the foregoing:

12.1 Possession and Assembly of Collateral. The Bank may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Bank already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any of the Borrower’s premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and the Bank shall have the right to store the same, in any of the Borrower’s premises without cost to the Bank. At the Bank’s request, the Borrower will, at the Borrower’s sole expense, assemble the Collateral and make it available to the Bank at a place or places to be designated by the Bank which is reasonably convenient to the Bank and the Borrower.

12.2 Sale of Collateral. The Bank may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Bank may deem proper, and the Bank may purchase any or all of the Collateral at any such sale. The Bank may apply the net proceeds, after deducting all costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of the Note and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrower. The Borrower shall remain liable for any amount remaining unpaid after such application, with interest. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Bank at least five (5) calendar days before the date of such disposition. The Borrower hereby confirms, approves and ratifies all acts and deeds of the Bank relating to the foregoing, and each part thereof.

12.3 Standards for Exercising Remedies. To the extent that applicable law imposes duties on the Bank to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for the Bank (a) to fail to incur expenses reasonably deemed significant by the Bank to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable. capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including, without limitation, any warranties of title, (k) to purchase insurance or credit enhancements to insure the Bank against risks of loss, collection or disposition of Collateral or to provide to the Bank a guaranteed return from the collection or disposition of Collateral, or (i) to the extent deemed appropriate by the Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Bank in the collection or disposition of any of the Collateral. The Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Bank would not be commercially unreasonable in the Bank’s exercise of remedies against the Collateral and that other actions or omissions by the Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any rights to the Borrower or to impose any duties on the Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

12.4 UCC and Offset Rights. The Bank may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between the Borrower and the Bank, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys’ and paralegals’ fees, and in such order of application as the Bank may, from time to time, elect, any indebtedness of the Bank to the Borrower, however created or arising, including, but not limited to, balances, credits, deposits, accounts or moneys of the Borrower in the possession, control or custody of, or in transit to the Bank. The Borrower, hereby waives the benefit of any law that would otherwise restrict or limit the Bank in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Bank to the Borrower.

12.5 Additional Remedies. Upon the occurrence and during the continuance of an Event of Default, the Bank shall have the right and power to:

(a) instruct the Borrower at its own expense, to notify any parties obligated on any of the Collateral, including, but not limited to, any Account Debtors, to make payment directly to the Bank of any amounts due or to become due thereunder, or the Bank may directly notify such obligors of the security interest of the Bank, and/or of the assignment to the Bank of the Collateral and direct such obligors to make payment to the Bank of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

(b) enforce collection of any of the Collateral, including, but not limited to, any Accounts by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c) take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d) extend, renew or modify for one or more periods (whether or not longer than the original period) the Note, any other of the Obligations, any obligation of any nature of any other obligor with respect to the Note or any of the Obligations;

(e) grant releases, compromises or indulgences with respect to the Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to the Note or any of the Obligations;

(f) transfer the whole or any part of securities which may constitute Collateral into the name of the Bank or the Bank’s nominee without disclosing, if the Bank so desires, that such securities so transferred are subject to the security interest of the Bank, and any corporation, association, or any of the managers or trustees of any trust issuing any of said securities, or any transfer agent, shall not be bound to inquire, in the event that the Bank or said nominee makes any further transfer of said securities, or any portion thereof, as to whether the Bank or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g) vote the Collateral;

(h) make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Bank as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrower hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Bank’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrower, any guarantor or other Person liable to the Bank for the Obligations; and

(i) at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Bank’s rights hereunder, under the Note or under any of the other Obligations.

The Borrower hereby ratifies and confirms whatever the Bank may do with respect to the Collateral and agrees that the Bank shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral.

12.6 Attorney-in-Fact. The Borrower hereby irrevocably makes, constitutes and appoints the Bank (and any officer of the Bank or any Person designated by the Bank for that purpose) as the Borrower’s true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrower’s name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Agreement, (ii) execute such financing statements and other documents and to do such other acts as the Bank may require to perfect and preserve the Bank’s security interest in, and to enforce such interests in the Collateral, and (iii) carry out any remedy provided for in this Agreement, including, without limitation, endorsing the Borrower’s name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Borrower, changing the address of the Borrower to that of the Bank, opening all envelopes addressed to the Borrower and applying any payments contained therein to the Obligations. The Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. The Borrower hereby ratifies and confirms all that said attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

12.7 No Marshaling. The Bank shall not be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which would be reasonably likely to cause delay in or impede the enforcement of the Bank’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

12.8 Application of Proceeds. The Bank will within one (1) Business Day after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. The Bank shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrower. Any proceeds of any disposition by the Bank of all or any part of the Collateral may be first applied by the Bank to the payment of expenses incurred by the Bank in connection with the Collateral, including attorneys’ fees and legal expenses as provided for in Section 13 hereof.

12.9 No Waiver. No Event of Default shall be waived by the Bank except in writing. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Bank to exercise any remedy available to the Bank in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. The Borrower agrees that in the event that the Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Bank, no remedy of law will provide adequate relief to the Bank, and further agrees that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

13. MISCELLANEOUS.

13.1 Obligations Absolute. None of the following shall affect the Obligations of the Borrower to the Bank under this Agreement or the Bank’s rights with respect to the Collateral:

(a) acceptance or retention by the Bank of other property or any interest in property as security for the Obligations;

(b) release by the Bank of the Borrower or of all or any part of the Collateral or of any party liable with respect to the Obligations;

(c) release extension, renewal, modification or substitution by the Bank of the Note, or any note evidencing any of the Obligations, or the compromise of the liability of any guarantor of the Obligations; or

(d) failure of the Bank to resort to any other security or to pursue the Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

13.2 Entire Agreement. This Agreement (i) is valid, binding and enforceable against the Borrower and the Bank in accordance with its provisions and no conditions exist as to its legal effectiveness (except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)); (ii) constitutes the entire agreement between the parties; and (iii) is the final expression of the intentions of the Borrower and the Bank. No promises, either expressed or implied, exist between the Borrower and the Bank, unless contained herein. This Agreement supersedes all negotiations, representations, warranties, commitments, offers, or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof.

13.3 Amendments; Waivers. No amendment, modification, termination, discharge or waiver of any provision of this Agreement or of the other Loan Documents, or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only for the specific purpose for which given.

13.4 WAIVER OF JURY TRIAL. THE BANK AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND THE BORROWER ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

13.5 LITIGATION. TO INDUCE THE BANK TO MAKE THE LOANS, THE BORROWER IRREVOCABLY AGREES THAT ALL ACTIONS ARISING, DIRECTLY OR INDIRECTLY, AS A RESULT OR CONSEQUENCE OF THIS AGREEMENT, THE NOTE, ANY OTHER AGREEMENT WITH THE BANK OR THE COLLATERAL, SHALL BE INSTITUTED AND LITIGATED ONLY IN COURTS HAVING THEIR SITUS IN THE CITY OF CHICAGO, ILLINOIS. THE BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING ITS SITUS IN SAID CITY, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS. THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE BORROWER AS SET FORTH HEREIN IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.

13.6 Assignability. The Bank may at any time assign the Bank’s rights in this Agreement, the Note, the Obligations, or any part thereof and transfer the Bank’s rights in any or all of the Collateral, and the Bank thereafter shall be relieved from all liability with respect to such Collateral. The Borrower may not sell or assign this Agreement, or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank. This Agreement shall be binding upon the Bank and the Borrower and their respective legal representatives and successors. All references herein to the Borrower shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term “Borrower” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

13.7 Confidentiality. The Borrower and the Bank hereby agree and acknowledge that any and all information relating to the Borrower which is (a) furnished by the Borrower to the Bank (or to any affiliate of the Bank), and (b) non-public, confidential or proprietary in nature, shall be kept confidential by the Bank or such affiliate in accordance with applicable law, provided, however, that such information and other credit information relating to the Borrower may be distributed by the Bank or such affiliate to the Bank’s or such affiliate’s directors, officers, employees, attorneys, affiliates, auditors and regulators, and upon the order of a court or other governmental. agency having jurisdiction over the Bank or such affiliate, to any other party. The Borrower and the Bank further agree that this provision shall survive the termination of this Agreement.

13.8 Binding Effect. This Agreement shall become effective upon execution by the Borrower and the Bank. If this Agreement is not dated when executed by the Borrower, the Bank is hereby authorized, without notice to the Borrower, to date this Agreement as of the date when it was executed by the Borrower.

13.9 Governing Law. This Agreement, the Loan Documents and the Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Illinois (but giving effect to federal laws applicable to national banks), and for all purposes shall be construed in accordance with the laws of such State, without giving effect to the choice of law provisions of such State.

13.10 Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.11 Survival of Borrower Representations. All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Bank, be deemed material and relied upon by the Bank and shall survive the making and execution of this Agreement and the other Loan Documents and the issuance of the Note. The Bank, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

13.12 Extensions of Facility and Note. This Agreement shall secure and govern the terms of any extensions or renewals of the Bank’s facility hereunder and the Note pursuant to the execution of any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Note.

13.13 Time of Essence. Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

13.14 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

13.15 Facsimile Signatures. The Bank is hereby authorized to rely upon and accept as an original any Loan Documents or other communication which is sent to the Bank by facsimile, telegraphic or other electronic transmission (each, a “Communication”) which the Bank in good faith believes has been signed by Borrower and has been delivered to the Bank by a properly authorized representative of the Borrower, whether or not that is in fact the case. Notwithstanding the foregoing, the Bank shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Bank in lieu of, or in addition to, any such Communication.

13.16 Notices. Except as otherwise provided herein, the Borrower waives all notices and demands in connection with the enforcement of the Bank’s rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing, sent by certified or registered mail, postage prepaid, by facsimile, telegram or delivered in person, and addressed as follows:

If to the Borrower:	Huron Consulting Group LLC 550 W. Van Buren Street 8th Floor Chicago, Illinois 60607 Attention: Gary Burge Chief Financial Officer
with a copy to:	Huron Consulting Group LLC 550 W. Van Buren Street 8th Floor Chicago, Illinois 60607 Attention: Suzanne S. Bettman General Counsel
If to the Bank:	LaSalle Bank National Association 135 South LaSalle Street Chicago, Illinois 60603 Attention: Julianne Getty Brist First Vice President

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. No notice to or demand on the Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

13.17 Indemnification. The Borrower agrees to defend (with counsel reasonably satisfactory to the Bank), protect, indemnify and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, attorneys’ fees and time charges of attorneys who may be employees of the Bank, any parent corporation or affiliated corporation of the Bank), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including, but not limited to, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of the Bank’s rights and remedies under this Agreement, the Loan Documents, the Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrower and the Bank; provided, however, that the Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, be added to the Obligations of the Borrower and be secured by the Collateral. The provisions of this Section 13.18 shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower and the Bank have executed this Loan and Security Agreement as of the date first above written.

HURON CONSULTING GROUP LLC, a Delaware limited liability company
By:	/s/ Gary E. Holdren
Name:	Gary E. Holdren
Title:	President

ATTEST:

By:	/s/ Gary L. Burge
Name:	Gary L. Burge
Title:	Vice President, Chief Financial Officer

Agreed and accepted:
LASALLE BANK NATIONAL ASSOCIATION, a national banking association
By:	/s/ Julianne G. Brist
Name:	Julianne G. Brist
Title:	First Vice President

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (the “Amendment”) is executed as of January 28, 2004, by and between HURON CONSULTING GROUP LLC, a Delaware limited liability company whose address is 550 West Van Buren Street, Chicago, Illinois 60607 (the “Borrower”), and LaSalle Bank National Association, a national banking association whose address is 135 South LaSalle Street, Chicago, Illinois 60603 (the “Bank”), with reference to the following facts:

RECITALS:

A.	Borrower and Bank entered into that certain Loan and Security Agreement (the “Loan Agreement”) dated January 31, 2003, whereby Bank agreed to provide Borrower a secured, revolving loan in the principal amount not to exceed $5,000,000.00 (the “Revolving Loan”), with a maturity date of January 31, 2004.

B.	Borrower has requested, and Bank has agreed, to (i) increase the principal amount of the Revolving Loan to be $6,500,000.00, and (ii) amend the Loan Agreement to extend the maturity date of the Revolving Loan to February 29, 2004, all upon the terms and conditions contained in this Amendment.

NOW, THEREFORE, for valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Recitals and Certain Definitions. The Recitals set forth above are true and correct and are incorporated into this Amendment by this reference as if they were fully set forth herein. Unless the context requires otherwise, terms defined in the Loan Agreement shall have the same meaning in this Amendment. The term “Loan Agreement” as defined therein and in the other Loan Documents shall mean the Loan Agreement as amended, including by this Amendment.

2.	Modifications to Loan Agreement. Each of the following definitions in Section 1.1 of the Loan Agreement are hereby amended to read as follows:

“Borrowing Base Amount” shall mean the lesser of (i) an amount equal to seventy-five (75%) of the net amount of the Eligible Accounts, or (ii) Six Million Five Hundred Thousand and 00/100 Dollars ($6,500,000.00).

“Revolving Loan Amount” shall mean Six Million Five Hundred Thousand and 00/100 Dollars ($6,500,000.00).

“Revolving Loan Maturity Date” shall mean February 29, 2004, unless extended by the Bank pursuant to any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution of the Revolving Note.

Such modifications shall be evidenced by Borrower executing and delivering to Lender an Amended and Restated Secured Revolving Line of Credit Note in form and content satisfactory to Lender (the “Amended Note”).

3.	Waiver. Borrower informed the Bank on January 27, 2004 that in January 2004, the Borrower made a certain dividend distribution (the “Distribution”) to Huron Consulting Group, Inc. (“Huron”), which is the sole owner of Borrower, in the amount of Two Hundred Seventy-Seven Thousand and 146/100 Dollars ($277,146.00) in order to permit Huron to pay legal fees owing to the law firm of Skadden Arps Slate Meagher & Flom for work done for the benefit of Borrower. Borrower advised Bank that the distribution would cause Borrower to be in default of Section 8.6(b) of the Loan Agreement and has requested that Bank waive compliance with such Section solely for purposes of this specific default. Bank hereby agrees to waive compliance with Section 8.6(b) for purposes of the default of Borrower described in this Section. Such waiver, however, shall not be construed to permit or waive future defaults of this covenant or any other covenant in the Loan Agreement.

4.	Scope of Amendment. This Amendment does not limit the rights of Bank with respect to any other loan documents or any other loan or other relationship to which the Borrower or Bank may be parties determined, in each case, after giving effect to any amendments in connection with this Amendment.

5.	Reaffirmation of Obligations. Borrower (i) reaffirms all of its obligations under the Loan Documents to which it is a party, (ii) acknowledges that it has no claims, offsets, or defenses with respect to the payment of sums due under the Loan Agreement or any other Loan Document, (iii) acknowledges and consents to the modifications required pursuant to this Amendment, and (iv) acknowledges that, except as otherwise provided herein, each of the other Loan Documents is hereby ratified and confirmed and remains in full force and effect.

6.	Reaffirmation of Warranties and Representations. Borrower hereby represents and warrants to Bank that (a) all representations and warranties contained in the Loan Documents are true and correct as of the date hereof except to the extent such representation or warranty expressly relates to an earlier date, (b) as of the date hereof Borrower is in full compliance with the covenants contained in each of the Loan Documents, except for the covenant violation which is being waived by Bank pursuant to Section 3 above and any other covenant violation heretofore expressly waived by the Bank in writing, and (c) as of the date hereof there exists no Event of Default or any condition that, with the giving of notice or lapse of time or both, would constitute an Event of Default under any of the Loan Documents, except for the default waived in Section 3 above or any other defaults heretofore expressly waived by the Bank in writing.

7.	Borrower Authorization. Borrower hereby authorizes Bank to file such financing statements and extensions as Bank from time to time deems necessary or desirable to continue the perfection of its security interest in the Collateral.

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8.	Conditions to Effectiveness of Amendment. The effectiveness of this Amendment is subject to Borrower’s satisfaction of the following conditions:

(a) Amendment. Borrower shall have delivered to Bank a duly executed counterpart of this Amendment.

(b) Amended and Restated Secured Revolving Line of Credit Note. Borrower shall have delivered to Bank a duly executed copy of the Amended Note.

(c) Other Documents. Borrower shall have delivered to Bank all other documents, certificates and agreements as Bank may request to accomplish the purposes of this Amendment, including without limitation certified corporate resolutions and certificates and good standing certificates.

(d) No Defaults. As of the date of this Amendment, no Event of Default under the the Loan Agreement or any of the Loan Documents shall have occurred or be continuing, except for the default waived in Section 3 above or any other defaults heretofore expressly waived by the Bank in writing.

9.	Counterparts. This document may be executed in counterparts, which taken together shall be considered one and the same instrument.

[EXECUTION PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have executed this First Amendment, to Loan and Security Agreement as of the date first above written.

BORROWER:

ATTEST:		HURON CONSULTING GROUP LLC, a Delaware limited liability company
By:	/s/ S. Bettman	By:	/s/ Gary L. Burge
Name:	S. Bettman	Name:	Gary L. Burge
Title:	General Counsel	Title:	CFO

BANK:

LASALLE BANK NATIONAL ASSOCIATION,

a national banking association

By:	/s/ Julianne G. Brist, FVP
Name:	Julianne G. Brist
Title:	First Vice President

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (the “Amendment”) is executed as of February 11, 2004, by and between HURON CONSULTING GROUP LLC, a Delaware limited liability company whose address is 550 West Van Buren Street, Chicago, Illinois 60607 (the “Borrower”), and LaSalle Bank National Association, a national banking association whose address is 135 South LaSalle Street, Chicago, Illinois 60603 (the “Bank”), with reference to the following facts:

RECITALS:

A.	Borrower and Bank entered into that certain Loan and Security Agreement (the “Loan Agreement”) dated January 31, 2003, whereby Bank agreed to provide Borrower a secured, revolving loan in the principal amount not to exceed $5,000,000.00 (the “Revolving Loan”), with a maturity date of January 31, 2004.

B.	Pursuant to a First Amendment to Loan and Security Agreement dated January 28, 2004 (the “First Amendment”), Borrower and Bank agreed to amend the Loan Agreement to, among other things, (i) increase the principal amount of the Revolving Loan to be $6,500,000.00; and (ii) extend the maturity date of the Revolving Loan to February 29, 2004.

C.	Borrower has requested, and Bank has agreed to, further amend the Loan Agreement to (i) increase the principal amount of the Revolving Loan to be $15,000,000.00, (ii) extend the maturity date of the Revolving Loan to February 10, 2005, and (iii) permit certain advances under the Revolving Loan to be made on Eligible Work in Process (as defined below), all upon the terms and conditions contained in this Amendment.

NOW, THEREFORE, for valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Recitals and Certain Definitions. The Recitals set forth above are true and correct and are incorporated into this Amendment by this reference as if they were fully set forth herein. Unless the context requires otherwise, terms defined in the Loan Agreement shall have the same meaning in this Amendment. The term “Loan Agreement” as defined therein and in the other Loan Documents shall mean the Loan Agreement as amended, including by this Amendment.

2.	Modifications to Definitions in Loan Agreement. In order to amend the Loan Agreement in accordance with Recital C above, the following definitions in Section 1.1 of the Loan Agreement are hereby amended to read as follows:

“Borrowing Base Amount” shall mean the lesser of (i) the sum of (a) seventy-five percent (75%) of the net amount of the Eligible Accounts and (b) thirty percent (30%) of the net amount of the Eligible Work in Process not to exceed Three Million and 00/100 Dollars ($3,000,000.00), or (ii) Fifteen Million and 00/100 Dollars ($15,000,000.00).

“Eligible Work in Process” shall mean work being performed by Borrower (and expenses being incurred on behalf of a client to the extent such expenses are reimbursable) in the ordinary course of the Borrower’s business which (i) was first commenced by the Borrower within the preceding sixty (60) days but has not yet been invoiced; (ii) is being performed for a client whose Accounts would qualify as Eligible Accounts; and (iii) upon being invoiced by Borrower, would result in Accounts which qualify as Eligible Accounts. Any work which is Eligible Work in Process shall cease to be Eligible Work in Process whenever it ceases to meet anyone of the foregoing requirements.

“Revolving Loan Amount” shall mean Fifteen Million and 00/100 Dollars ($15,000,000.00).

“Revolving Loan Maturity Date” shall mean February 10, 2005, unless extended by the Bank pursuant to any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution of the Revolving Note.

Such modifications shall be evidenced by Borrower executing and delivering to Lender a Second Amended and Restated Secured Revolving Line of Credit Note in form and content satisfactory to Lender (the “Amended Note”).

3.	Covenants Regarding Distributions and Compensation. Section 8.6, which contains a covenant regarding distributions of the Borrower, and Section 8.10, which contains a covenant regarding compensation to the equity members of the Borrower, are hereby deleted from the Loan Agreement.

4.	Aging Schedule. Section 9.11 of the Loan Agreement is hereby amended to add the following sentence at the end of such Section:

“Such schedule shall also include an aging of Eligible Work in Process, in the same format and providing the same information as required in this Section 9.11 for Accounts.”

5.	Field Audits. Section 9.12 of the Loan Agreement is hereby amended to read as follows:

9.12 Field Audits. The Borrower shall allow the Bank, upon reasonable notice and without disruption to the Borrower’s operation, at the Borrower’s sole expense (not to exceed $10,000.00 each audit), to conduct one annual field examination of the Accounts of the Borrower, the results of which must be satisfactory in all material respects to the Bank in the Bank’s reasonable discretion. The annual field audit shall be performed after June 15, 2004. The Bank will have the right to perform additional field audits at the Bank’s discretion and expense, but no more frequently than one each calendar quarter.

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6.	Quarterly Compliance Certificate. Section 9.13 of the Loan Agreement is hereby amended to read in its entirety as follows:

9.13 Quarterly Compliance Certificate and Other Reports. The Borrower shall on a quarterly basis, but no later than 45 days after the end of each fiscal quarter, deliver to Bank a compliance certificate in form and substance satisfactory to Bank executed by the chief financial officer of Borrower. The Borrower shall, within such period of time as the Bank may specify, deliver to the Bank such other certificates, schedules and reports as the Bank may reasonably require.

7.	Capital Expenditures. Section 10.2 of the Loan Agreement is hereby amended to read in its entirety as, follows:

10.2 Capital Expenditures. The Borrower shall not incur expenditures (including Capital Lease obligations) for the acquisition of fixed assets, including, but not limited to machinery, Equipment, land and buildings, in an amount greater than Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00) in the aggregate in any one fiscal year (excluding any such expenditures for which the Borrower is reimbursed by its landlord).

8.	Administrative Fee; Other Fees and Costs. As a condition to Bank entering into this Amendment, the Borrower shall have paid to the Bank a one-time non-refundable administrative fee in the amount of Thirty-Seven Thousand Five Hundred and 00/100 Dollars ($37,500.00), payable whether or not the Revolving Loan is funded. In the event of any further renewal or extension of the Revolving Loan, the parties may negotiate additional administrative fees as a condition to any such renewal or extension. Borrower shall also pay all reasonable attorneys’ fees and costs and other out-of-pocket costs incurred by Bank in connection with this Amendment and the First Amendment.

9.	Scope of Amendment. This Amendment does not limit the rights of Bank with respect to any other loan documents or any other loan or other relationship to which the Borrower or Bank may be parties determined, in each case, after giving effect to any amendments in connection with this Amendment.

10.	Reaffirmation of Obligations. Borrower (i) reaffirms all of its obligations under the Loan Documents to which it is a party, (ii) acknowledges that it has no claims, offsets, or defenses with respect to the payment of sums due under the Loan Agreement or any other Loan Document, (iii) acknowledges and consents to the modifications required pursuant to this Amendment, and (iv) acknowledges that, except as otherwise provided herein, each of the other Loan Documents is hereby ratified and confirmed and remains in full force and effect.

11.	Reaffirmation of Warranties and Representations. Borrower hereby represents and warrants to Bank that (a) all representations and warranties

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contained in the Loan Documents are true and correct as of the date hereof as if made on the date hereof except to the extent such representation or warranty expressly relates to an earlier date, (b) as of the date hereof Borrower is in full compliance with the covenants contained in each of the Loan Documents, except for the covenant violation which was waived by Bank under the First Amendment and any other covenant violation heretofore expressly waived by the Bank in writing, and (c) as of the date hereof there exists no Event of Default or any condition that, with the giving of notice or lapse of time or both, would constitute an Event of Default under any of the Loan Documents, except for the default waived in the First Amendment or any other defaults heretofore expressly waived by the Bank in writing.

12.	Borrower Authorization. Borrower hereby authorizes Bank to file such financing statements and extensions as Bank from time to tune deems necessary or desirable to continue the perfection of its security interest in the Collateral.

13.	Conditions to Effectiveness of Amendment. The effectiveness of, this Amendment is subject to Borrower’s satisfaction of the following conditions:

(a) Amendment. Borrower shall have delivered to Bank a duly executed counterpart of this Amendment.

(b) Second Amended and Restated Secured Revolving Line of Credit Note. Borrower shall have delivered to Bank a duly executed copy of the Amended Note.

(c) Fees. Borrower shall have paid the administrative fee set forth in Section 8 above.

(d) Other Documents. Borrower shall have delivered to Bank all other documents, certificates and agreements as Bank may request to accomplish the purposes of this Amendment, including without limitation certified corporate resolutions and certificates and good standing certificates.

(e) No Defaults. As of the date of this Amendment, no Event of Default under the Loan Agreement or any of the Loan Documents shall have occurred or be continuing, except for the default waived under the First Amendment or any other defaults heretofore expressly waived by the Bark in writing.

14.	Counterparts. This document may be executed in counterparts, which taken together shall be considered one and the same instrument.

[EXECUTION PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Loan and Security Agreement as of the date first above written.

BORROWER:

ATTEST:		HURON CONSULTING GROUP LLC, a Delaware limited liability company

By:	/s/ Ronald L. Provenzano	By:	/s/ Gary L. Burge

Name:	Ronald L. Provenzano	Name:	Gary L. Burge

Title:	Secretary	Title:	CFO

BANK:

LASALLE BANK NATIONAL ASSOCIATION, a national banking association

By:	/s/ Julianne G. Brist

Name:	Julianne G. Brist

Title	First Vice President

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Third Amendment to Loan and Security Agreement (the “Amendment”) is executed as of May 7, 2004, by and between HURON CONSULTING GROUP LLC, a Delaware limited liability company whose address is 550 West Van Buren Street, Chicago, Illinois 60607 (the “Borrower”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association whose address is 135 South LaSalle Street, Chicago, Illinois 60603 (the “Bank”), with reference to the following facts:

RECITALS:

A.	Borrower and Bank entered into that certain Loan and Security Agreement (the “Loan Agreement”) dated January 31, 2003, whereby Bank agreed to provide Borrower a secured, revolving loan in the principal amount not to exceed $5,000,000.00 (the “Revolving Loan”), with a maturity date of January 31, 2004.

B.	Pursuant to a First Amendment to Loan and Security Agreement dated January 28, 2004 (the “First Amendment”), Borrower and Bank agreed to amend the Loan Agreement to, among other things, (i) increase the principal amount of the Revolving Loan to be $6,500,000.00, and (ii) extend the maturity date of the Revolving Loan to February 29, 2004.

C.	Pursuant to a Second Amendment to Loan and Security Agreement dated February 11, 2004, Borrower and Bank agreed to further amend the Loan Agreement to (i) increase the principal amount of the Revolving Loan to be $15,000,000.00, (ii) extend the maturity date of the Revolving Loan to February 10, 2005, and (iii) permit certain advances under the Revolving Loan to be made on Eligible Work in Process (as defined below).

D.	Borrower has requested, and Bank has agreed, to further amend the Loan Agreement to clarify the definition of the defined term used in the Borrower’s minimum equity covenant and to modify such covenant, on the terms and conditions contained in this Amendment,

NOW, THEREFORE, for valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Recitals and Certain Definitions. The Recitals set forth above are true and correct and are incorporated into this Amendment by this reference as if they were fully set forth herein. Unless the context requires otherwise, terms defined in the Loan Agreement shall have the same meaning in this Amendment. The term “Loan Agreement” as defined therein and in the other Loan Documents shall mean the Loan Agreement as amended, including by this Amendment.

2.	Modifications to Loan Agreement. The following definition in Section 1.1 of the Loan Agreement is hereby amended to read as follows:

“Permanent Equity Capital” shall mean the sum of paid-in capital and not income less any distributions, determined based upon the annual audited financial statements of the Borrower provided to Bank pursuant to Section 9.7(a) of the Loan Agreement and a quarterly calculation for each fiscal quarter of Borrower prepared in accordance with the guidelines of the Borrower’s outside accounting firm which prepared such audited financial statements. Such quarterly calculation shall be certified as accurate by the Borrower.

Section 10.1 of the Loan Agreement is hereby amended to read in its entirety as follows;

10.1 Capital. The Borrower shall at all times maintain Permanent Equity Capital of its members in the amount of Ten Million Five Hundred Thousand and no/100 Dollars ($10,500,000.00).

3.	Scope of Amendment. This Amendment does not limit the rights of Bank with respect to any other loan documents or any other loan or other relationship to which the Borrower or Bank may be parties determined, in each case, after giving effect to any amendments in connection with this Amendment.

4.	Reaffirmation of Obligations. Borrower (i) reaffirms all of its obligations under the Loan Documents to which it is a party, (ii) acknowledges that it has no claims, offsets, or defenses with respect to the payment of sums due under the Loan Agreement or any other Loan Document, (iii) acknowledges and consents to the modifications required pursuant to this Amendment, and (iv) acknowledges that, except as otherwise provided herein, each of the other Loan Documents is hereby ratified and confirmed and remains in full force and effect.

5.	Reaffirmation of Warranties and Representations. Borrower hereby represents and warrants to Bank that after giving effect to this Amendment (a) all representations and warranties contained in the Loan Documents are true and correct as of the date hereof as if made on the date hereof except to the extent such representation or warranty expressly relates to an earlier date, (b) as of the date hereof Borrower is in full compliance with the covenants contained in each of the Loan Documents, except for the covenant violation which was waived by Bank under the First Amendment and which is being waived below and any other covenant violation heretofore expressly waived by the Bank in writing, and (c) as of the date hereof there exists no Event of Default or any condition that, with the giving of notice or lapse of time or both, would constitute an Event of Default under any of the Loan Documents, except for the default waived in the First Amendment or any other defaults heretofore expressly waived by the Bank in writing. Bank waives any default by Borrower occurring prior to the date hereof of Borrower’s covenant in Section 10.1 of the Loan Agreement relating to Permanent Equity Capital. Such waiver shall not be deemed to constitute a waiver of any other defaults under the Loan Documents.

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6.	Borrower Authorization. Borrower hereby authorizes Bank to file such financing statements and extensions as Bank from time to time deems necessary or desirable to continue the perfection of its security interest in the Collateral.

7.	Conditions to Effectiveness of Amendment. The effectiveness of this Amendment is subject to Borrower’s satisfaction of the following conditions:

(a)	Amendment. Borrower shall have delivered to Bank a duly executed counterpart of this Amendment.

(b)	Other Documents. Borrower shall have delivered to Bank all other documents, certificates and agreements as Bank may request to accomplish the purposes of this Amendment, including without limitation certified corporate resolutions and certificates and good standing certificates.

(c)	No Defaults. As of the date of this Amendment, no Event of Default under the loan Agreement or any of the Loan Documents shall have occurred or be continuing, except for the default waived under the First Amendment or this Amendment, or any other defaults heretofore expressly waived by the Bank in writing.

8.	Counterparts. This document may be executed in counterparts, which taken together shall be considered one and the same instrument.

[EXECUTION PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this Third Amendment to Loan and Security Agreement as of the date first above written.

BORROWER:

ATTEST:		HURON CONSULTING GROUP LLC, a Delaware limited liability company

By:	/s/ Kimberly Miller	By:	/s/ Wayne E. Lipski

Name:	Kimberly Miller	Name:	Wayne E. Lipski

Title:	Director – Sr. Counsel	Title:	Controller and Assistant Treasurer

BANK:

LASALLE BANK NATIONAL ASSOCIATION,
a national banking association

By:	/s/ David Bacon

Name:	David Bacon

Title:	/s/ AVP

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Loan and Security Agreement (the “Amendment”) is executed as of May 7, 2004, by and between HURON CONSULTING GROUP LLC, a Delaware limited liability company whose address is 550 West Van Buren Street, Chicago, Illinois 60607 (the “Borrower”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association whose address is 135 South LaSalle Street, Chicago, Illinois 60603 (the “Bank”), with reference to the following facts:

RECITALS:

A.	Borrower and Bank entered into that certain Loan and Security Agreement (the “‘Loan Agreement”) dated January 31, 2003, whereby Bank agreed to provide Borrower a secured, revolving loan in the principal amount not to exceed $5,000,000.00 (the “Revolving Loan”), with a maturity date of January 31, 2004.

B.	Pursuant to a First Amendment to Loan and Security Agreement dated January 28, 2004 (the “First Amendment”), Borrower and Bank agreed to amend the Loan Agreement to, among other things, (i) increase the principal amount of the Revolving Loan to be $6,500,000.00, and (ii) extend the maturity date of the Revolving Loan to February 29, 2004.

C.	Pursuant to a Second Amendment to Loan and Security Agreement dated February 11, 2004, Borrower and Bank agreed to further amend the Loan Agreement to (i) increase the principal amount of the Revolving Loan to be $15,000,000.00, (ii) extend the maturity date of the Revolving Loan to February 10, 2005, and (iii) permit certain advances under the Revolving Loan to be made on Eligible Work in Process (as defined below).

D.	Pursuant to a Third Amendment to Loan and Security Agreement, Borrower and Bank agreed to further amend the Loan Agreement to clarify the definition of the defined term used in the Borrower’s minimum equity covenant and to modify such covenant.

E.	Borrower has requested, and Bank has agreed, to further amend the Loan Agreement in connection with a potential initial public offering of the Borrower’s parent company, on the terms and conditions contained in this Amendment.

NOW, THEREFORE, for valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Recitals and Certain Definitions. The Recitals set forth above are true and correct and are incorporated into this Amendment by this reference as if they were fully set forth herein. Unless the context requires otherwise, terms defined in the Loan Agreement shall have the same meaning in this Amendment. The term “Loan Agreement” as defined therein and in the other Loan Documents shall mean the Loan Agreement as amended, including by this Amendment.

2.	Modifications to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)	Clause (h) of the definition of “Eligible Accounts” contained in Section 1.1 is hereby amended by inserting the following text immediately after the word “part” contained in such clause (h): “but the portion of the Accounts in excess of the amount of such setoff, counterclaim, credit, allowance, adjustment or claim that otherwise satisfies the criteria for Eligible Accounts shall be deemed Eligible Accounts.”

(b)	The words “and reasonable” are hereby added after the words “good faith” in the definitions of “Material Adverse Change” and “Material Adverse Event” in Section 1.1.

(c)	The fourth sentence of Section 6.2 of the Loan Agreement, entitled “Lockbox Agreement”, is hereby amended to read as follows: “The Borrower agrees that if Borrower is in default under any of the Loan Documents, then payments made to such Lockbox Account or otherwise received by the Bank, whether in respect of the Accounts or as proceeds of other Collateral or otherwise, at Bank’s discretion may be applied on account of the Revolving Loans in accordance with the terms of this Agreement.”

In addition, the following language is added at the beginning of the seventh sentence of Section 6.2 before the words “All checks, drafts”: “If Borrower is in default under any of the Loan Documents,”.

(d)	Section 6.3 is hereby amended to add the following sentence at the end of such section: “Notwithstanding the foregoing, the following shall be permitted: (i) the sale or other disposition by Borrower of obsolete or surplus equipment; and (ii) the sale or other disposition of other assets not to exceed, either singly or in the aggregate, Five Hundred Thousand Dollars ($500,000.00) during any fiscal year, in each case so long as the proceeds from such sale or disposition are used to repay the Loans or reinvested in replacement assets to be owned by the Borrower and subject to the Bank’s senior security interest.”

(e)	Section 6.8 of the Loan Agreement, entitled “Collateral in the Possession of a Warehouseman or Bailee,” is hereby replaced in its entirety with the phrase “Intentionally omitted.”

(f)	The following sentence is hereby added at the end of Section 7.15 of the Loan Agreement: “The Borrower and its subsidiaries shall be permitted to maintain other deposit accounts and other bank accounts at the Bank.”

(g)	Clause (i) of Section 8.2 is hereby renumbered as clause (j) of such Section, and the following language is hereby added immediately preceding such clause (j):

“(i)	Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar Liens, in each case securing obligations that are not overdue

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by more than thirty (30) days or are being reasonably and in good faith contested by Borrower by appropriate proceedings, with adequate reserves being set aside by Borrower on its books.”

(h)	Section 8.3(b) is hereby amended by inserting the phrase “demand deposits,” immediately before the word “certificates” contained in such Section.

(i)	The following clause is hereby added as Section 8.3(f) of the Loan Agreement:

“(f)	Investments by the Borrower in newly-formed or acquired direct or indirect wholly-owned subsidiaries of the Borrower; provided that any such subsidiary shall, as soon as reasonably practicable after its formation or acquisition as applicable (but in no event later than thirty (30) days from such formation or acquisition), execute a joinder agreement, in form and substance reasonably satisfactory to the Bank, pursuant to which such subsidiary becomes a party to the Loan Agreement, as a joint and several borrower under the Loan Agreement, and all references to the Borrower in the Loan Documents shall include such subsidiary, and such joinder agreement shall also provide for such subsidiary to pledge its assets to secure the Obligations, providing Bank with a senior security interest in such assets.”

(j)	The following language is hereby added at the end of Section 8.4 of the Loan Agreement: “Notwithstanding the foregoing, the following shall be permitted: (i) the sale or other disposition by Borrower of obsolete or surplus equipment; and (ii) the sale or other disposition of other assets not to exceed, either singly or in the aggregate, Five Hundred Thousand Dollars ($500,000.00) during any fiscal year, in each case so long as the proceeds from such sale or disposition are used to repay the Loans or reinvested in replacement assets to be owned by the Borrower and subject to the Bank’s senior security interest. In addition, notwithstanding this Section 8.4 or Sections 8.5 or 11.8 hereof, transactions necessary or appropriate to complete an initial public offering of the stock of the Borrower’s parent company, Huron Consulting Group Inc., will not result in a breach of such sections, provided that Borrower is otherwise in compliance with this Agreement and the other Loan Documents.”

(k)	The following language is hereby added in Section 9.7(a) immediately preceding the text “prepared and certified by an independent certified public account acceptable to the Bank: “with such annual audited financial statements to be”.

(l)	The second sentence of the last paragraph of Section 9.7 is hereby amended to add the following language at the end of such sentence after the words “of the Borrower”: “as of the date of such financial statements.”

(m)

Section 11.4 of the Loan Agreement is hereby revised to add the following language at the end of such section after the words “such other agreement”: “, except where the amount of any such obligation(s), either singly or in the

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aggregate when combined with such obligations resulting from other defaults of Borrower (whether related or unrelated), is less than One Million Dollars ($1,000,000.00).”

(n)	Section 11.8 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“11.8 Change in Control. (a) The acquisition of ownership directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof (collectively, the “Act”)) (other than HCG Holdings LLC or its current or former members or their affiliates (as such term is defined in the Act)), of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or Huron Consulting Group Inc., or any change in the direct ownership, beneficially or of record, of twenty-five percent (25%) or more of the Equity Interests of Borrower, or the grant of any security interest in any such Equity Interests which could result in any of such changes. For purposes of this Section 11.8, “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest or the grant of any security interest in any such equity interests which could result in any of such changes.”

3.	Scope of Amendment. This Amendment does not limit the rights of Bank with respect to any other loan documents or any other loan or other relationship to which the Borrower or Bank may be parties determined, in each case, after giving effect to any amendments in connection with this Amendment.

4.	Reaffirmation of Obligations. Borrower (i) reaffirms all of its obligations under the Loan Documents to which it is a party, (ii) acknowledges that it has no claims, offsets, or defenses with respect to the payment of sums due under the Loan Agreement or any other Loan Document, (iii) acknowledges and consents to the modifications required pursuant to this Amendment, and (iv) acknowledges that, except as otherwise provided herein, each of the other Loan Documents is hereby ratified and confirmed and remains in full force and effect.

5.	Reaffirmation of Warranties and Representations. Borrower hereby represents and warrants to Bank that after giving effect to this Amendment (a) all representations and warranties contained in the Loan Documents are true and correct as of the date hereof as if made on the date hereof except to the extent such representation or warranty expressly relates to an earlier date, (b) as of the date hereof Borrower is in full compliance with the covenants contained in each of the Loan Documents, except for the covenant violation which was waived by Bank under the First Amendment and any other covenant violation heretofore expressly waived by the Bank in writing, and (c) as of the date hereof there exists no Event of Default or any condition that, with the giving of notice or lapse of time

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or both, would constitute an Event of Default under any of the Loan Documents, except for the default waived in the First Amendment or any other defaults heretofore expressly waived by the Bank in writing.

6.	Borrower Authorization. Borrower hereby authorizes Bank to file such financing statements and extensions as Bank from time to time deems necessary or desirable to continue the perfection of its security interest in the Collateral.

7.	Conditions to Effectiveness of Amendment. The effectiveness of this Amendment is subject to Borrower’s satisfaction of the following conditions:

(a)	Amendment. Borrower shall have delivered to Bank a duly executed counterpart of this Amendment.

(b)	Other Documents. Borrower shall have delivered to Bank all other documents, certificates and agreements as Bank may request to accomplish the purposes of this Amendment, including without limitation certified corporate resolutions and certificates and good standing certificates.

(c)	No Defaults. As of the date of this Amendment, no Event of Default under the Loan Agreement or any of the Loan Documents shall have occurred or be continuing, except for the default waived under the First Amendment or any other defaults heretofore expressly waived by the Bank in writing.

8.	Counterparts. This document may be executed in counterparts, which taken together shall be considered one and the same instrument.

[EXECUTION PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this Fourth Amendment to Loan and Security Agreement as of the date first above written.

BORROWER:

ATTEST:	HURON CONSULTING GROUP LLC, a Delaware limited liability company

By: /s/ Kimberly Miller	By: /s/ Wayne E. Lipski

Name: Kimberly Miller	Name: Wayne E. Lipski

Title: Director – Senior Counsel	Title: Controller and Assistant Treasurer

BANK:

LASALLE BANK NATIONAL ASSOCIATION, a national banking association

By: /s/ David Bacon

Name: David Bacon

Title: AVP